Exhibit 3.1

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES

OF THE

SERIES D CONVERTIBLE PREFERRED STOCK

OF

XSTREAM BEVERAGE NETWORK, INC.

The undersigned, the Chief Executive Officer of XStream Beverage Network, Inc., a Nevada corporation (the "Company"), in accordance with the provisions of the Nevada Revised Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolution creating a series of Series D Convertible Preferred Stock, was duly adopted on October 6, 2006:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (the "Articles of Incorporation"), there hereby is created out of the shares of Preferred Stock, par value $.001 per share, of the Company authorized in Article IV of the Articles of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Company, to be named "Series D Convertible Preferred Stock," consisting of 4,000,000 shares;

RESOLVED, that the Series D Convertible Preferred Stock shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.

Designation and Rank.  The designation of such series of the Preferred Stock shall be the Series D Convertible Preferred Stock, par value $.001 per share (the "Series D Preferred Stock").  The maximum number of shares of Series D Preferred Stock shall be 4,000,000 shares.  Except for the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company, the Series D Preferred Stock shall rank senior to the common stock, par value $.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series D Preferred Stock ("Junior Stock").

2.

Dividends.

(a)

Payment of Dividends.  The holders of the Series D Preferred Stock will not be entitled to receive cash dividends.

3.

Voting Rights;

(a)

The holders of Series D Preferred Stock shall vote with the shares of Common Stock of the Company on an as converted basis from time to time, and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as holders of Common Stock, in either case upon the following basis: each holder of shares of Series D Preferred Stock shall be entitled to such number of votes as shall be equal to two hundred (200) times the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series D Preferred Stock are convertible.  While any of the shares of the Series D Preferred Stock are outstanding, the approval of the holders of a majority of the outstanding shares of Series D Preferred Stock will be required in order to amend the Company’s Certificate of Incorporation to affect materially and adversely the rights, preferences or voting power of the holders of the shares of Series D Preferred Stock or to authorize, create, or increase the authorized amount of, any class of stock having rights prior or senior to, or in parity with, the shares of Series D Preferred Stock .

4.

Liquidation Preference.

(a)

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series D Preferred Stock then outstanding will be entitled to receive, in preference to the holders of Common Stock, but subordinate to the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, an amount of shares of common stock equal to the number of shares of the Series D Preferred Stock in the holder’s possession upon the occurrence  of any liquidation, dissolution or winding up of the Company, such holders of shares of Series D Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.  In the event of the merger or consolidation of the Company with or into another corporation, the Series D Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(c)

Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company shall be given by mail, postage prepaid, no less than thirty (30) days prior to the conversion date stated therein, to the holders of record of the Series D Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5.

Conversion.  The holder of Series D Preferred Stock shall have the right, exercisable at any time, to convert the Series D Preferred Stock into shares of the Company’s Common Stock at a conversion rate of one share of common stock for each share of Series D Preferred Stock converted.

(a)

Mechanics of Conversion.  The Conversion of Series D Preferred Stock shall be conducted in the following manner:

(i)

Holder's Delivery Requirements.  To convert Series D Preferred Stock into full shares of Common Stock, the holder thereof shall deliver to the Company (A) a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), and (B) the original certificates representing the shares of Series D Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of loss, theft or destruction).

(ii)

Company's Response.  Upon receipt by the Company of the Conversion Notice and the original certificate(s) representing the shares of Series D Preferred Stock being converted, the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall within three (3) business days issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.  If the number of shares represented by the Series D Preferred Stock certificate(s) submitted for conversion is greater than the number of shares of Series D Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Series D Preferred Stock certificate(s) and at the Company's expense, issue and deliver to the holder a new Series D Preferred Stock certificate representing the number of shares of Series D Preferred Stock not converted.

(iii)

Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series D Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date of conversion.

(b)

Adjustments to the Rate of Conversion .

(i)

Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the issuance date, effect a stock split of the outstanding Common Stock, the Rate of Conversion  shall be proportionately adjusted.  If the Company shall at any time or from time to time after the issuance date, combine the outstanding shares of Common Stock, the Rate of Conversion shall be proportionately adjusted.  Any adjustments under this Section 5(b)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(c)

Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Rate of Conversion  of the Series D Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series D Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of such affected Series D Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series D Preferred Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(d)

Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series D Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(e)

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.  The Company will give written notice to each holder of Series D Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, or (ii) for determining rights to vote with respect to any dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to each holder of Series D Preferred Stock at least twenty (20) days prior to the date on which any dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(f)

Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round up to the nearest whole share and issue shares to other holder of the Series D Preferred Stock upon any such conversion.

(g)

Reservation of Common Stock.  The Company shall, so long as any shares of Series D Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series D Preferred Stock then outstanding.

(h)

Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series D Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.

No Preemptive Rights.  No holder of the Series D Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.

Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Series D Preferred Stock certificate(s) representing the shares of Series D Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Series D Preferred Stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Series D Preferred Stock certificates if the holder contemporaneously requests the Company to convert such shares of Series D Preferred Stock into Common Stock.

8.

Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series D Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series D Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

9.

Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series D Preferred Stock and shall not be construed against any person as the drafter hereof.

10.

Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series D Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 6th day of October, 2006.

XSTREAM BEVERAGE NETWORK, INC.

By: _/s/ Ted Farnsworth

Name:

Ted Farnsworth

Title:  Chief Executive Officer

EXHIBIT I

XSTREAM BEVERAGE NETWORK, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series D Preferred Stock of XStream Beverage Network, Inc. (the "Certificate of Designation").  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series D Preferred Stock, par value $.001 per share (the "Preferred Shares"), of XStream Beverage Network, Inc., a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series D Preferred Stock specified below as of the date specified below.

Date of Conversion:

Number of shares of Series D Preferred Stock to be converted:

Stock certificate no(s). of Series D Preferred Stock to be converted:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the holder on the Date of Conversion:

Please issue the Common Stock into which the Series D Preferred Stock are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated: